EXHIBIT 99.2

Occidental Petroleum Corporation

STEPHEN CHAZEN
President and Chief Financial Officer

– Conference Call –
Second Quarter 2010 Earnings Announcement

July 27, 2010
Los Angeles, California

Thank you Chris.
Net income was $1.1 billion or $1.31 per diluted share in the second quarter of 2010, compared to $682 million or $0.84 per diluted share in the second quarter of 2009.
Here’s the segment breakdown for the second quarter.
Oil and gas second quarter 2010 segment earnings were $1.9 billion, compared to $1.1 billion for the second quarter of 2009.  The improvement in 2010 was driven mostly by higher commodity prices with additional contributions from higher volumes.  Realized crude oil prices increased 36 percent in 2010 and domestic natural gas prices improved 46 percent from the second quarter of 2009.  Partially offsetting these gains were higher DD&A rates and higher operating expenses, partly resulting from fully expensing CO2 costs in 2010.
•	Worldwide oil and gas production for the second quarter of 2010 was 743,000 barrels of oil equivalent per day, an increase of over 3

½ percent, compared with 717,000 BOE per day in the second quarter of last year.
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Second quarter 2010 production was lower than our guidance due primarily to shortfalls in California and adjustments resulting from the mechanics of production sharing contracts in the Middle East.  Our production in California continues to be affected by the gas plants' and related infrastructures' inability to process all gas that could be produced.

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Year-over-year production was negatively impacted by 29,000 BOE per day in the Middle East/North Africa, Long Beach and Colombia, as a result of higher oil prices affecting our production sharing and similar contracts.

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Second quarter 2010 production includes volumes in Bahrain of 3,000 barrels of oil and 161 million cubic feet of gas and 16,000 BOE higher volumes in the Mukhaizna field of Oman.  Our domestic operations added 11,000 BOE.  Volume gains in the Kern County discovery area were moderated by production declines in Elk Hills, which were caused by gas gathering and processing issues.

•	Exploration expense was $73 million in the quarter.
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Oil and gas cash production costs, excluding production and property taxes, were $9.90 a barrel for the first six months of 2010.  The second quarter 2010 per barrel production costs were slightly lower than this figure.  Last year's twelve-month costs were $9.37 a barrel. The increase reflects $0.30 a barrel higher CO2 costs, due to our decision to expense 100% of injected CO2 beginning in 2010, and higher field support operations and maintenance costs.
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Taxes – other than on income were $1.80 per barrel for the first six months of 2010 compared to $1.60 per barrel for all of 2009.  These costs, which are sensitive to product prices, reflect the effect of higher crude oil and gas prices in 2010.

Chemical segment earnings for the second quarter of 2010 were $108 million. The second quarter results reflect improvement from the first quarter 2010 in margins and volumes across most product lines.
Midstream segment earnings for the second quarter of 2010 were $13 million, compared to $63 million in the second quarter of 2009.  The decrease in earnings was mainly due to a pre-tax $104 million ($0.07 after-tax per diluted share) loss at Phibro, the bulk of which resulted from marking its quarter-end open positions to market.  This was partially offset by higher margins in the marketing, gas processing and pipeline businesses.
The worldwide effective tax rate was 43 percent for the second quarter of 2010.
Let me now turn to Occidental's performance during the first six months.
Net income was $2.1 billion or $2.61 per diluted share for the first six months of 2010, compared with $1.1 billion or $1.29 per diluted share for the first six months of 2009.
Capital spending for the second quarter of 2010 was about $865 million and $1.7 billion for the first six months.  Year to-date capital expenditures by segment were 81 percent in Oil and Gas, 13 percent in Midstream with the remainder in Chemicals.  Our total year capital is expected to be about $4.5 billion.  The capital spending rate will increase in the second half of the year largely resulting from Iraq, Bahrain and California.
Cash flow from operations for the six months of 2010 was $4.3 billion.  We used $1.7 billion of the company’s cash flow to fund capital expenditures, $460 million on acquisitions and $300 million on foreign contracts.  These investing cash flow uses amounted to $2.5 billion.  We also used $540 million to pay dividends and $300 million to retire debt.  These and other net cash flows increased our $1.2 billion cash balance at the end of last year by $1.1 billion to $2.3 billion at June 30.  The first six months' free cash flow after capital spending and dividends but before acquisition activity and debt retirements was about $2.1 billion.
The weighted-average basic shares outstanding for the six months of 2010 were 812.3 million and the weighted-average diluted shares outstanding were 813.7 million.
Our debt to capitalization ratio was 8 percent at the end of the second quarter.
As we look ahead in the current quarter:
•	We expect oil and gas production and sales volumes to be in the range of 750,000 to 760,000 BOE/day at about current oil prices.
•	Volume increases in the third quarter are expected to come from California, Oman's Mukhaizna field and Dolphin.
With regard to prices -
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At current market prices, a $1.00 per barrel change in oil prices impacts oil and gas quarterly earnings before income taxes by about $37 million.  The average second quarter WTI oil price was $78.03 per barrel.

•	A swing of 50-cents per million BTUs in domestic gas prices has a $30 million impact on quarterly earnings before income taxes. The current NYMEX gas price is around $4.80 per MCF.
Additionally -
•	We expect exploration expense to be about $90 million for seismic and drilling for our exploration programs.
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For the chemical segment, modest volume and margin improvement is expected over the second quarter levels for chlor-alkali and vinyl products.  The chemical segment is expected to provide earnings for the third quarter of about $125 million.  While the domestic market continues to be lackluster, export volumes are up about 13 percent compared to 2009.  Chlorine exports are averaging about 42 percent of total production.

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We successfully renegotiated and extended our hydrocarbon concessions in the Santa Cruz province of Argentina, increasing our oil and gas proved reserves from 129 million barrels to 202 million barrels.  The current quarter DD&A expense reflects the resulting decrease in the DD&A rate.

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We have recently negotiated a number of asset acquisitions in the Oil and Gas business that in aggregate would be about $1.5 billion.  These expected acquisitions are mainly from private individuals largely in the gassier parts of the Permian basin where there have been several much more expensive deals announced.  When the acquisitions are concluded they will add to production mostly in the Midcontinent Gas business unit, which includes these parts of the Permian basin. Virtually all of the improvement in the production rate will be in subsequent years.
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We expect our combined worldwide tax rate in the third quarter of 2010 to be about 42 percent.  Our second quarter U.S. and foreign tax rates are included in the “Investor Relations Supplemental Schedule.”

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California Update – During the first half of the year, we drilled 6 conventional exploration and extension wells in California.  Of these, 5 were outside of the Kern County Discovery area.  Two of these new wells are currently being tested.  In the second half of the year, we are planning to drill 2 conventional exploration wells in the Kern County Discovery area and one exploration well outside this area.  We also drilled 7 unconventional exploration wells in the first half of the year, of which 2 were successful and 2 are being tested.  We plan to drill 15 additional unconventional exploration wells in the second half.  In addition, we have drilled 10 conventional exploitation wells in the Kern County Discovery area in the first half of the year and plan to drill 23 more in the second half.  We have also drilled 10 unconventional exploitation wells in California in the first half, with 25 more expected to be drilled in the second half of the year.

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The skid mounted gas processing plant came online at the end of the second quarter.  The existing main processing plant and related infrastructure continue to have operating issues, which are constraining Elk Hills production.  We are in the process of upgrading the infrastructure to alleviate these issues until the new gas plant comes on line.  We believe these upgrades will be in place by the end of the third quarter. Construction of the new gas plant has started and is expected to come online in early 2012.
•	Copies of the press release announcing our second quarter earnings and the Investor Relations Supplemental Schedules are available on our website at www.oxy.com or through the SEC’s EDGAR system.
Now we're ready to take your questions.

Occidental Petroleum Corporation
Free Cash Flow
Reconciliation to Generally Accepted Accounting Principles (GAAP)
($ Millions)
Six Months
2010
Consolidated Statement of Cash Flows
Cash flow from operating activities	4,277
Cash flow from investing activities	(2,349)
Cash flow from financing activities	(836)
Change in cash	1,092

Free Cash Flow
Cash flow from operating activities	4,277
Capital spending	(1,716)
Cash dividends paid	(538)
Equity method investment dividends	59
Free cash flow	2,082